UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 13, 2007

Pharsight Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-31253	77-0401273
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

321 E. Evelyn Avenue, 3rd Floor

Mountain View, California 94041-1530

(Address of principal executive offices, including zip code)

(650) 314-3800

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.	Material Modifications to the Rights of Security Holders

The information set forth in Item 5.03 is incorporated herein by reference.

Item 5.03.	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

On August 8, 2007, at its annual meeting of stockholders, Pharsight Corporation, a Delaware corporation (“Pharsight” or the “Company”) received stockholder approval of a proposal authorizing the Pharsight Board of Directors, in its discretion, to effect a reverse split of Pharsight’s common stock, par value $0.001 per share (the “Common Stock”), at a ratio within a range from one-for-three to one-for-six shares. On October 18, 2007, the Pharsight Board of Directors approved the implementation of a reverse stock split at a ratio of one-for-three shares (the “Reverse Stock Split”).

On November 13, 2007, Pharsight filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation with the Delaware Secretary of State to effect the Reverse Stock Split. A copy of the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Pharsight is attached hereto as Exhibit 3.1.

On November 13, 2007, at 5:00 p.m. Eastern Time, the Reverse Stock Split became effective. At that time, each three (3) outstanding shares of Common Stock of Pharsight were combined into and automatically became one (1) outstanding share of Common Stock of Pharsight. The Reverse Stock Split reduced the number of outstanding shares of Pharsight’s Common Stock from approximately 28.2 million shares to approximately 9.4 million shares. No fractional shares were or will be issued in connection with the Reverse Stock Split. Cash will be issued in lieu of fractional shares. Additional information about the Reverse Stock Split is available in Pharsight’s definitive proxy statement filed with the Securities and Exchange Commission on June 29, 2007.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description
3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation

99.1	Press Release dated November 13, 2007.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARSIGHT CORPORATION

By:	/s/ William Frederick
William Frederick Senior Vice President and Chief Financial Officer

Date: November 13, 2007

3

EXHIBIT INDEX

Exhibit No.	Description
3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation

99.1	Press Release dated November 13, 2007.

4